Exhibit B

ENER1, INC.

8.25% SENIOR NOTE DUE JULY 1, 2013

For value received, ENER1, INC., a Florida corporation (the “Company”), hereby promises to pay to the order of _______________________ (together with its successors and assigns, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of ________________________ ($______________), together with interest thereon.  This Note (this “Note”) is issued to the Holder pursuant to the Securities Purchase Agreement, dated as of December 31, 2010 (the “Purchase Agreement”), together with other notes issued pursuant to the Purchase Agreement (the “Other Notes” and collectively with this Note, the “Notes”) to the purchasers named in the Purchase Agreement (the “Other Holders” and collectively with the Holder, the “Holders”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 6.15 of this Agreement or as defined in the Purchase Agreement, as applicable.

All payments to be made in cash under or pursuant to this Note shall be made in United States Dollars by wire transfer of immediately available funds to the Holder’s account, instructions for which are attached hereto as Exhibit A, or at such other place as the Holder may designate from time to time in writing to the Company. The outstanding balance of this Note shall be due and payable on July 1, 2013 (the “Maturity Date”) or at such earlier time provided herein.

ARTICLE 1

1.1.           Payment of Principal and Interest.  On each Installment Date, the Company shall pay to the Holder an amount equal to the Installment Amount due on such Installment Date in accordance with Article 2.  Interest shall accrue on the outstanding principal balance of this Note at an annual rate equal to eight and one-quarter percent (8.25%). Interest shall be computed on the basis of a 365-day year and shall accrue commencing on the Issuance Date. Upon the occurrence of an Event of Default, the Company will pay interest to the Holder on the outstanding principal balance of and unpaid interest on the Note from the date of the Event of Default until such Event of Default is cured (if applicable) at the rate of the lesser of fifteen percent (15%) and the maximum applicable legal rate per annum (“Default Interest”).  For the avoidance of doubt, payment of Default Interest will not defease any obligation of the Company hereunder and will not preclude the exercise by the Holder of any remedy it may have hereunder at law, in equity or otherwise for any Event of Default or other breach.  Except as set forth in Article 2, the Company may not prepay or redeem any portion of the outstanding principal balance of this Note without the prior written consent of the Holder.

1.2.           Payment on Non-Business Days.  Whenever any payment or any advance on payment to be made (whether in cash or Common Shares) shall be due on any day other than a Business Day, such payment shall be due on the next succeeding Business Day and such next succeeding Business Day shall be included in the calculation of the amount of accrued interest payable on such date.

1.3.           Payment at Maturity.  This Note shall mature on the Maturity Date.

1.4.           Replacement.  Upon receipt of a duly executed, notarized and written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Company shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

1.5.           Transfer.  Upon a transfer of this Note in accordance with the terms hereof and of the Purchase Agreement, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 1.7), registered as the Holder may request, representing the outstanding principal being transferred by the Holder and, if less than the entire outstanding principal is being transferred, a new Note (in accordance with Section 1.7) to the Holder representing the outstanding principal not being transferred.

1.6.           Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 1.7 and in principal amounts of at least $10,000) representing in the aggregate the outstanding principal of this Note, and each such new Note will represent such portion of such outstanding principal as is designated by the Holder at the time of such surrender.

1.7.           Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 1.5 or Section 1.6, the principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest of this Note, from the Issuance Date.

ARTICLE 2

2.1.           Installment Amount Stock or Cash Payment.

(a)      General.  On each applicable Installment Date, the Company shall pay to the Holder the Installment Amount due on such Installment Date, in Common Shares, subject to the provisions of this Article 2 provided that the Equity Conditions are satisfied or waived by the Holder in writing prior to delivery of the applicable Company Installment Notice (as defined below); provided, however, the Company may at its option following notice to the Holder, pay any Installment amount in cash or in a combination of cash and Common Shares.  The Company shall deliver to the Holder, on a date not less than twenty-four (24) Trading Days, but in no event more than twenty-seven (27) Trading Days, prior to the related Installment Date (the “Installment Notice Date”), a written notice (a “Company Installment Notice”), which shall (i) either (A) confirm that the Installment Amount to be paid on such Installment Date shall be paid entirely in Common Shares or (B) state that the Company elects to pay all or a portion of the Installment Amount in cash, and specify the portion that the Company elects to pay in cash, if any (such amount, the “Cash Payment Amount”), and the portion that the Company elects to pay in Common Shares, if any (such portion a “Stock Payment Amount”), which amounts when added together must equal the applicable Installment Amount and (ii) if applicable, certify that the Equity Conditions are then satisfied (or waived by the Holder in accordance with the terms of this Note).  If (x) the Holder does not timely receive a Company Installment Notice in accordance with this Section 2.1(a) or (y) the Equity Conditions are not satisfied, then the Company must pay the entire Installment Amount in cash. Any Cash Payment Amount shall be paid in accordance with Section 2.1(b) and any Stock Payment Amount shall be paid in accordance with Section 2.1(c). Each Company Installment Notice, when given, shall be irrevocable.

(b)      Mechanics of Cash Payment.  On each Installment Date:  (i) to the extent that the Company elects to pay 50% or less of the applicable Installment Amount in cash, then the Company shall pay to the Holder an amount in cash equal to such percentage of the Installment Amount; or (ii) to the extent that the Company elects (or is deemed to have elected) to pay more than 50% of the applicable Installment Amount in cash (the amount by which the percentage of the Installment Amount the Company elects to pay in cash exceeds 50%, the “Additional Percentage”), then the Company shall pay to the Holder an amount in cash equal to the sum of (x) 50% of the Installment Amount and (y) the IA Additional Cash Payment.

The “IA Additional Cash Payment” shall be determined according to the following formula:

IB = 1.15 × X × P%

For the purposes of the foregoing formula:

IB = IA Additional Cash Payment

X = the Installment Amount payable on the applicable Installment Date

P% = the Additional Percentage.

(c)      Mechanics of Stock Payment.

(i)         To the extent that the Company elects to pay all or any portion of the applicable Installment Amount in Common Shares, the applicable Stock Payment Amount shall be paid as follows:

(1)           twenty-one (21) Trading Days prior to the applicable Installment Date (the “Advance Date”), the Company shall deliver to the Holder a number of Common Shares determined by dividing (x) the Stock Payment Amount for such Installment Date by (y) 91.75% of the average Daily VWAP for the five Trading Days immediately preceding such Advance Date (the “Advance Shares”); and

(2)           not later than three (3) Trading Days after such Installment Date, the Company shall deliver an additional number of Common Shares (the “True-Up Shares”), if any, to the Holder equal to the positive difference between (a) the Stock Payment Amount for such Installment Date divided by the Stock Payment Price for such Installment Date and (b) the Advance Shares; provided, however, that if the difference between clauses (a) and (b) is a negative number, then the Holder shall either, in the Holder’s sole discretion, (A) return to the Company such excess number of Common Shares, (B) reduce the number of Advance Shares required to be delivered on the next Advance Date, if any, by such excess number of Common Shares, (C) pay an amount in cash equal to the product of (i) such excess number of Common Shares and (ii) the Stock Payment Price or (D) any combination of (A), (B) and (C).

(ii)        Notwithstanding any other provision of this Section 2.1(c), if the Equity Conditions are neither (x) satisfied nor (y) waived in accordance with the terms of this Note, as applicable, on the Trading Day immediately preceding the Advance Date and/or the Advance Date, or if the Daily VWAP cannot be determined on the Trading Day immediately preceding the Advance Date or there is a Subsequent Equity Conditions Failure (as defined below), or if the Company fails to deliver the Advance Shares to the Holder on the Advance Date, then the Company shall pay to the Holder, not later than three (3) Trading Days after the Installment Date, an amount of cash equal to the IA Non-Stock Base Payment in lieu of such Stock Payment Amount.

The “IA Non-Stock Base Payment” shall be determined according to the following formula:

NS = 1.15 × X × S%

For the purposes of the foregoing formula:

NS = IA Non-Stock Base Payment

X = the Installment Amount payable on the applicable Installment Date

S% = the percentage of the applicable Installment Amount represented by the entire applicable Stock Payment Amount.

(d)       If the Company has elected to deliver a permitted Stock Payment Amount, but at any time thereafter and until the expiration of the Equity Conditions Measuring Period, the Equity Conditions shall no longer be satisfied (a “Subsequent Equity Conditions Failure”), the Company shall promptly send a subsequent notice to the Holder indicating the circumstances surrounding the Equity Conditions Failure.  Upon receipt of such notice, the Holder shall have the option, at any time beginning upon the occurrence of any Equity Conditions Failure and until three (3) Trading Days after receipt of a notice from the Company that such failure has been cured, in its sole discretion, to either (i) waive any such Equity Conditions Failure and accept the Stock Payment Amount and Cash Payment Amount set forth in the Company Installment Notice in accordance with this Section 2.1 or (ii)(A) return any or all Advance Shares, if applicable, that the Holder has not otherwise sold, transferred or disposed of, to the Company and (B) require the Company to pay the Installment Amount in accordance with Section 2.1(c)(ii), other than with respect to that portion of the Installment Amount represented by the product of (I) any Advance Shares not returned to the Company multiplied by (II) the Stock Payment Price.  For the avoidance of doubt, all Advance Shares that the Holder elects to retain pursuant to this subsection (d) shall be subject to the true-up provisions contained in Section (c)(i)(2) above.

2.2.       Mechanics for Delivery of Shares.  Whenever the Company is required to issue Common Shares to the Holder hereunder, the Company or its designated agent for the Common Shares (the “Common Stock Transfer Agent”) shall issue and deliver to the Holder’s or its designee’s balance account with DTC such aggregate number of Common Shares to which the Holder shall be entitled, free from any restrictive legend, through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) system.  The Company understands that a delay in the delivery of the Common Shares to the Holder on any date when delivery of such Common Shares is due (a “Delivery Date”) hereunder could result in economic loss to the Holder. In addition to any other rights available to the Holder, if the Company fails to cause the Common Stock Transfer Agent to deliver the Common Shares pursuant to this Note on the Delivery Date or on any date of the Company’s obligation to deliver Common Shares pursuant to clause (ii) below, and if after such date the Holder is required to purchase (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of the Common Shares issuable under this Note that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”) as partial liquidated damages, at which point the Company’s obligation to deliver such Common Shares shall terminate, or (ii) promptly honor its obligation to deliver to the Holder the Common Shares and pay cash to the Holder (as partial liquidated damages) in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares, and (B) the Stock Payment Price.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Common Shares issuable under this Note as required pursuant to the terms hereof.

2.3.       Fractional Shares. If any fractional Common Share otherwise would be issuable as a result of the issuance of Common Shares under this Note, the Company shall calculate and pay to the Holder a cash adjustment in lieu of such fractional share at a rate equal to the Daily VWAP per share for the Common Shares on the Trading Day that such shares are to due to be delivered to the Holder.

2.4.       Prepayment.  The Company may, at its option, pre-pay at any time all but not less than all of this Note for an amount equal to (a) 100% of the outstanding principal balance under this Note at such time of prepayment plus all accrued but unpaid interest thereon (the “Base Prepayment Amount”) plus (b) (i) if such prepayment occurs on or before the 18 month anniversary of the Issuance Date, an amount equal to 10% of the Base Prepayment Amount or (ii) if such prepayment occurs at any time after the 18 month anniversary of the Issuance Date, an amount equal to 5% of the Base Prepayment Amount (the additional amount under clause (b) being referred to as the “Additional Prepayment Amount”).  Any prepayment shall be made pro rata to all holders of Notes based on the then outstanding principal amount of each Note in relation to the then outstanding aggregate principal amount of all Notes.  The Base Prepayment Amount shall be paid in cash and the Additional Prepayment Amount shall be paid in Common Shares provided that the Equity Conditions are satisfied (or waived by the Holder), or, at the Company’s option, following notice to the Holder, in cash or in a combination of cash and Common Shares.  The Company shall deliver written notice of prepayment to the Holder thirty (30) Trading Days prior to the date set by the Company for prepayment (the “Prepayment Date”), which Prepayment Date may not be during the period commencing twenty-five (25) Trading Days prior to any Installment Date.  Such written notice of prepayment shall (i) either (A) confirm that the Additional Prepayment Amount shall be paid entirely in Common Shares or (B) elect to pay the Additional Prepayment Amount in cash or as a combination of cash and Common Share and specify the portion of the Additional Prepayment Amount that will be paid in Common Shares and the portion of the Additional Prepayment Amount that will be paid in cash and (ii) if applicable, certify that the Equity Conditions are satisfied. Such written notice shall be irrevocable upon delivery to the Holder. To the extent that any portion of the Additional Prepayment Amount will be paid in Common Shares, twenty one (21) Trading Days prior to the Prepayment Date (the “Prepayment Advance Date”), the Company shall advance to the Holder a number of Common Shares determined by dividing (x) that portion of the Additional Prepayment Amount to be paid in Common Shares by (y) 91.75% of the average Daily VWAP for the five (5) Trading Days immediately preceding the Prepayment Advance Date (the “Prepayment Advance Shares”). Not later than three (3) Trading Days after the Prepayment Date, the Company shall deliver an additional number of Common Shares, if any, to the Holder equal to the positive difference between (1) that portion of the Additional Prepayment Amount to be paid in Common Shares divided by the Stock Payment Price and (2) the Prepayment Advance Shares; provided, however, that if the difference between clauses (1) and (2) is a negative number, then the Holder shall either, in the Holder’s sole discretion, (A) return to the Company such excess number of Common Shares or (B) pay an amount in cash equal to the product of (i) such excess number of Common Shares and (ii) the Stock Payment Price or (C) any combination of (A) or (B).  The provisions of Section 2.1(c) and (d), Section 2.2 and Section 2.3 shall apply to this Section 2.4 mutatis mutandis.

2.5.       Limitations on Right to Make Stock Payments. The Company shall not effect the payment of any Stock Payment Amount, Additional Prepayment Amount, or other delivery of Common Shares, pursuant to this Note, to the extent that (i) after giving effect to such Stock Payment Amount, Additional Prepayment Amount, or other delivery of Common Shares, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the number of Common Shares outstanding immediately after giving effect to such payment or delivery and (ii) the Holder delivers written notice of such beneficial ownership at least one (1) Business Day prior to the applicable delivery date for such Stock Payment Amount, Additional Prepayment Amount, or other delivery of Common Shares.  For purposes of the foregoing sentence, the number of Common Shares beneficially owned by the Holder and its affiliates shall include the number of Common Shares issuable to the Holder on the applicable date with respect to which the determination of such sentence is being made, but shall exclude the number of Common Shares which would be issuable upon (A) any subsequent Installment Dates or as an Additional Prepayment Amount under this Note and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 2.5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act.  For purposes of this Section 2.5, in determining the number of outstanding Common Shares, the Holder may rely on the number of outstanding Common Shares as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Common Stock Transfer Agent setting forth the number of Common Shares outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of Common Shares then outstanding.  In any case, the number of outstanding Common Shares shall be determined after giving effect to the delivery of additional Common Shares pursuant to this Note, by the Holder or its affiliates since the date as of which such number of outstanding Common Shares was reported.

By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage, not in excess of 9.99% or less than 4.99%, specified in such notice; provided, that (x) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (y) any such increase or decrease will apply only to the Holder and not to any Other Holder.  The provisions of this Section 2.5 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.5 to correct this Section 2.5 (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

The Company shall not be obligated to issue any shares of Common Stock in respect of this Note, and the Holder shall not have the right to receive any shares of Common Stock in respect of this Note, if and to the extent the issuance of such shares of Common Stock, when added to:

(i)	the aggregate number of shares of Common Stock previously issued to the Holders in respect of the Notes and Warrants, plus

(ii)	the aggregate number of shares issuable to the Holders upon exercise of the then remaining Warrants, plus

(iii)	the aggregate number of shares of Common Stock issued at the Closing to the Holders would exceed that number of shares of Common Stock which the Company may issue in respect of the Notes without breaching the Company's obligations under any applicable rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its shareholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount.  Until such approval is obtained, no Holder shall be issued in the aggregate in respect of such Holder’s Note, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the total number of shares of Common Stock issuable in respect of the Note issued to such Holder on the Issuance Date and the denominator of which is the aggregate number of shares of Common Stock issuable in respect of the Notes issued to all of the Holders on the Issuance Date (with respect to each Holder, the “Exchange Cap Allocation”).  In the event that any Holder shall sell or otherwise transfer any of such Holder’s Note, the transferee shall be allocated a pro rata portion of such Holder's Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee.  If any Holder’s Note is repaid in full without exhausting such Holder’s Exchange Cap Allocation in full, the remainder of such Holder’s Exchange Cap Allocation shall be allocated to the respective Exchange Cap Allocations of the remaining Holders on a pro rata basis in proportion to the remaining principal outstanding on their respective Notes.

2.6.       Registration; Book-Entry.  The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each Note and the principal amount of the Notes held by such Holders (the “Registered Notes”).  The entries in the Register shall be conclusive and binding for all purposes absent manifest error.  The Company and the Holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of principal and interest, hereunder, notwithstanding notice to the contrary.  A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register.  Upon (i) the Company’s receipt of a request to assign or sell all or part of any Registered Note by a Holder, and (ii) compliance by the Holder with the transfer restrictions contained in the Purchase Agreement, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 1.7.  Notwithstanding anything to the contrary in this Section 2.6, a Holder may assign any Note or any portion thereof to an Affiliate of such Holder or a Related Fund of such Holder without delivering a request to assign or sell such Note to the Company and the recordation of such assignment or sale in the Register (a “Related Party Assignment”); provided, that (x) the Company may continue to deal solely with such assigning or selling Holder unless and until such Holder has delivered a request to assign or sell such Note or portion thereof to the Company for recordation in the Register; (y) the failure of such assigning or selling Holder to deliver a request to assign or sell such Note or portion thereof to the Company shall not affect the legality, validity, or binding effect of such assignment or sale and (z) such assigning or selling Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register (the “Related Party Register”) comparable to the Register on behalf of the Company, and any such assignment or sale shall be effective upon recordation of such assignment or sale in the Related Party Register.

2.7.       Disputes. In the event of a dispute as to the number of Common Shares issuable to the Holder under this Note in connection with a Stock Payment Amount or otherwise, the Company shall issue to the Holder the number of Common Shares not in dispute and resolve such dispute in accordance with Section 6.12.

ARTICLE 3

3.1.       Company May Consolidate, Etc. on Certain Terms.  Subject to Section 3.3, the Company may consolidate with or amalgamate or merge with or into, or sell, convey or lease all or substantially all of its assets to, any other company; provided that in any such case:

(a)       either the Company shall be the continuing company, or the successor company shall expressly assume the due and punctual payment of the principal of and interest on this Note in accordance with the terms hereof, and the due and punctual performance and observance of all of the covenants and conditions of this Note and the Purchase Agreement to be performed or observed by the Company;

(b)       such continuing or successor company, as the case may be, shall not be in default immediately after such amalgamation, merger, consolidation, sale, conveyance or lease in the performance or observance of any such covenant or condition; and

(c)       such continuing or successor company, as the case may be, is a publicly traded corporation whose common stock is quoted on or listed for trading on a Trading Market.

3.2.       Successor Corporation Substituted. Subject to Section 3.3, in case of any such amalgamation, merger, consolidation, sale, lease or conveyance, and following such an assumption by the successor corporation, such successor corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named herein.  The Holder may require such successor corporation to enter written customary assumption agreements in form and substance reasonably satisfactory to the Holder prior to, or simultaneously with, such amalgamation, merger, consolidation, sale, lease or conveyance, including agreements to deliver to the Holder in exchange for this Note a security of the successor corporation evidenced by a written instrument substantially similar in form and substance to this Note, including having a principal amount and interest rate equal to the principal amount and the interest rate of this Note and having similar ranking to this Note, and satisfactory to the Holder.

3.3.       Change in Control Put.

(a)       No later than five (5) days following the consummation of a Change of Control Transaction, but not prior to the public announcement of such Change of Control Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).  If a Change in Control Transaction occurs, the Holder shall have the right, at its option, to require the Company or its successor to redeem this Note, in whole or in part, for an amount equal to (a) 100% of the outstanding principal balance under this Note being redeemed plus all accrued but unpaid interest thereon (the “Base Redemption Amount”) plus (b) (i) if such redemption occurs on or before the 18 month anniversary of the Issuance Date, an amount equal to 10% of the Base Redemption Amount or (ii) if such redemption occurs at any time after the 18 month anniversary of the Issuance Date, an amount equal to 5% of the Base Redemption Amount (the additional amount under clause (b) being referred to as the “Additional Redemption Amount,” and together with the Base Redemption Amount, the “Redemption Amount”).  The Holder may exercise its rights by sending written notice to the Company (the “Holder Redemption Notice”) within thirty (30) Trading Days following the Change in Control Transaction. If the Holder elects to cause the redemption of this Note, then the Company or its successor shall promptly, but in any event no more than twenty-five (25) Trading Days after the date of such election, pay the redemption price to the Holder. This provision shall similarly apply to successive Change in Control Transactions; provided, that if, upon the occurrence of a Change in Control Transaction, the Holder chooses to redeem less than all of this Note, it shall not have further right to redeem this Note as a result of such Change in Control Transaction.

(b)      The Base Redemption Amount and the Additional Redemption Amount shall be paid in cash.  The Company shall deliver written notice to the Holder at least five (5) Trading Days following its receipt of the Holder Redemption Notice specifying the date that the Company will pay the Redemption Amount (which date shall not be later than twenty-five (25) Trading Days after the Holder’s election as set forth in Section 3.3(a)) (the “Redemption Date”).  Such written notice shall be irrevocable upon delivery to the Holder.

ARTICLE 4

4.1.       Covenants.  Until all amounts payable under this Note are paid in full, or unless the Company receives the prior written consent of the Holder:

(a)       Corporate Existence.  The Company shall, and shall cause each of its operating Subsidiaries (as defined in the Purchase Agreement) (except for NanoEner, Inc. and EnerFuel, Inc.) to, maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business; provided, that, the Company shall be permitted to merge any of its wholly-owned operating Subsidiaries with and into the Company (as long as the Company is the surviving entity of such merger) or another operating Subsidiary wholly-owned by the Company.  The Company shall not make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in the Company’s most recent annual report filed on Form 10-K with the Commission that would constitute a material change to the business of the Company and its Subsidiaries taken as a whole.

(b)       Regulatory Compliance.  If any Common Shares to be reserved for the purpose of paying Installment Amounts require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation before such shares may be validly issued or delivered in connection with a payment of an Installment Amount, the Company, at its sole cost and expense, in good faith and as expeditiously as possible, shall use its best efforts to secure such registration, listing or approval, as the case may be.

(c)       Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be paid in respect of any issue or delivery of Common Shares in accordance with this Note, unless the Holder directs the Company to deliver such Common Shares to a third party, in which case the Holder will be responsible for the payment of such taxes.

(d)      Equal Treatment of Holders.  No consideration shall be offered or paid to any of the Holders to amend or waive or modify any provision of any of the Notes unless the same consideration is also offered to all of the Holders.  This provision constitutes a separate right granted to each of the Holders by the Company and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

(e)       Notices.  The Company will immediately notify the Holder of the occurrence of an Event of Default hereunder and shall provide the Holder with prompt written notice (A) with respect to any dividend or distribution upon the Common Shares, (B) with respect to any pro rata subscription offer to holders of Common Shares or (C) for the solicitation of rights to vote with respect to any Change in Control Transaction, dissolution or liquidation, provided in each case that such information shall be disclosed to the public prior to or contemporaneously with delivery of such notice to the Holder.

(f)       Use of Proceeds.  The proceeds from the sale of this Note shall be used by the Company for general corporate purposes, but not for (i) the repayment of any outstanding Indebtedness of the Company or any of its Subsidiaries or (ii) the redemption or repurchase of any of its or its Subsidiaries’ equity securities.

(g)      Rank.  All payments due under this Note (a) shall rank pari passu with all Other Notes and the Permitted Pari Passu Indebtedness and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries other than Permitted Senior Indebtedness.

(h)      Incurrence of Indebtedness.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(i)        Existence of Liens.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(j)        Restricted Payments.  Except as permitted in the provisos set forth below, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly: (i) redeem, defease, repurchase, repay or make any sinking fund, defeasance, retirement or similar payment or otherwise make any payment in respect of (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than Permitted Senior Indebtedness, this Note and the Other Notes), including, but not limited to, payments in respect of principal of (or premium, if any) or interest on, such Indebtedness, (ii) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Subsidiaries’ equity or equity-linked securities or to the direct or indirect holders of the Company’s or any of its Subsidiaries’ equity or equity-linked securities in their capacity as such, or (iii) make any repayment, redemption, retirement, defeasance, sinking fund or similar payment or purchase or other acquisition for value, or obtain the surrender of, any shares of any class of equity or equity-linked securities of the Company or any of its Subsidiaries or any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of equity or equity-linked securities of the Company or any of its Subsidiaries, now or hereafter outstanding, provided, however, that the Company may make mandatory scheduled interest payments in respect of Permitted Indebtedness outstanding as of the date hereof to the extent the obligation to make such payments was incurred prior to the date hereof and if at the time such payment is due or is otherwise made or, after giving effect to such payment, no event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing; provided, further, that payments of principal or interest with respect to any Permitted Indebtedness may be made solely by the conversion or exchange into the Company's or any of its Subsidiaries’ equity securities.

(k)      Transactions with Affiliates.  The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms approved in accordance with the corporate governance requirements of the applicable Trading Market and Florida law by a special committee of the Company’s Board of Directors consisting solely of independent and disinterested directors.

(l)       Cash Maintenance.  The Company shall initially maintain no less than $4,500,000 of cash available in one or more bank accounts located in the United States, such cash to be available to make any cash payments required to be made by the Company pursuant to this Note or any other Transaction Document (as defined in the Purchase Agreement). From and after July 1, 2011, the Company may reduce the amount of cash required to be maintained by $450,000 per calendar quarter. For the avoidance of doubt, (x) the obligations of the Company under this Section 4.1(1) are separate and distinct from the obligations of the Company under Section 4.1(l) of the Prior Notes, (y) the aggregate amount of cash required to be maintained by the Company under Section 4.1(l) of the Prior Notes shall not be applicable in determining if the Company has satisfied its obligations under this Section 4.1(l) and (y) the aggregate amount of cash required to be maintained by the Company under Section 4.1(l) of the Prior Notes shall be in addition to the aggregate amount of cash maintained by the Company under this Section 4.1(1).

(m)     Reservation of Authorized Shares.

(i)         Reservation. The Company shall initially reserve out of its authorized and unissued Common Shares a number of Common Shares equal to the maximum number of Common Shares issuable pursuant to this Note assuming the Stock Payment Price is $2.29375 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction).  So long as there remains any amount of principal or interest on this Note outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the payment of Installment Amounts, the maximum number of Common Shares issuable as shall from time to time be necessary to effect the payment of any amounts due under this Article 4, if such amount should become due and payable assuming the Stock Payment Price is $2.29375 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction) (the “Required Reserve Amount”).  The Required Reserve Amount shall be allocated pro rata among the Holders based on the principal amount of the Notes held by each holder at the Closing (as defined in the Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”).  In the event that a Holder shall sell or otherwise transfer any of such Holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation.  Any Common Shares reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining Holders of Notes, pro rata based on the principal amount of the Notes then held by such Holders.

(ii)        Insufficient Authorized Shares.  If at any time while the Note remains outstanding the Company does not have a sufficient number of authorized and unreserved Common Shares to satisfy its obligation to reserve for issuance at least a number of Common Shares equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall promptly take all action necessary to increase the Company’s authorized Common Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Note then outstanding, including by acting in accordance with the provisions of Section 3.16 of the Purchase Agreement.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall either (i) hold a meeting of its shareholders for the approval of an increase in the number of authorized Common Shares or (ii) obtain such approval by written consent and take all other action reasonably necessary to rectify the Authorized Share Failure.  In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its reasonable best efforts to solicit its shareholders’ approval of such increase in authorized Common Shares and to cause its board of directors to recommend to the shareholders that they approve such proposal.  In connection with such written consent, the Company shall provide each shareholder with an information statement and shall use its reasonable best efforts to solicit its shareholders’ approval of such increase in authorized Common Shares and to cause its board of directors to recommend to the shareholders that they approve such proposal.

ARTICLE 5

5.1.       Events of Default.  Each of the following shall constitute an “Event of Default”:

(a)        the Company shall fail to pay to the Holders any amount of principal, interest or other amounts when and as due under the Notes or any other Transaction Document, or to deliver Common Shares required to be delivered by the Company pursuant to this Note or any other Transaction Document; or

(b)        the Company shall fail to observe or perform any other covenant, condition or agreement contained in the Notes or any other Transaction Document, which failure is not cured, if possible to cure, within ten (10) days after such failure; or

(c)        any representation or warranty made by the Company in the Notes or any other Transaction Document shall prove to have been false or incorrect or breached in a material respect on the date as of which it was made; or

(d)        the Company or any of its Subsidiaries shall (A) default in any payment of any amount or amounts of principal of or interest on any Indebtedness (other than the Indebtedness under the Notes) the aggregate principal amount of which Indebtedness is in excess of $5,000,000, (B) default in any payment of any amount or amounts of principal of or interest of any Indebtedness contemplated pursuant to clause (iv) of the definition of Permitted Senior Indebtedness or (C) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, as a result of which default or other event or condition the holder or holders or beneficiary or beneficiaries of such Indebtedness or a trustee on their behalf have declared such Indebtedness to be due and payable; or

(e)        the Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, (vii) admit in writing its inability to pay its debts generally as they mature, (viii) call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (ix) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

(f)        a proceeding or case shall be commenced in respect of the Company or any of its Subsidiaries, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Company or any of its Subsidiaries or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Company or any of its Subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Company or any of its Subsidiaries; or

(g)       except to the extent that Rule 144 is available (without the requirement to be in compliance with Rule 144(c)(1)) for the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement), the failure of the applicable Registration Statement required to be filed on or before the applicable Filing Deadline (as defined in the Registration Rights Agreement) or to be declared effective by the Commission on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive days or for more than an aggregate of thirty (30) days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement)); or

(h)       the suspension from trading or failure of the Common Shares to be listed on a Trading Market for a period of five (5) consecutive Trading Days or for more than an aggregate of fifteen (15) Trading Days in any 365-day period; or

(i)        the Company’s (A) failure to deliver the required number of Common Shares deliverable hereunder within ten (10) Business Days after the Company is required to do so pursuant to the terms of this Note or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a requirement to deliver Common Shares required to be delivered in accordance with the provisions of the Notes, other than pursuant to Section 2.5; or

(j)        the number of Common Shares authorized and reserved for issuance pursuant to the Notes is less than the Required Reserve Amount for a period of more than twenty (20) consecutive days (or more than sixty (60) consecutive days if the Company must seek shareholder approval in order to increase such number); or

(k)       a final non-appealable judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party, determined by the Holder in its reasonable discretion, shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment; or

(l)        any Event of Default (as defined in the Prior Notes) occurs under any Prior Notes.

If an Event of Default with respect to Notes shall have occurred and be continuing, the Holder may declare by written notice to the Company the principal amount of this Note and accrued and unpaid interest thereon (and any other amounts owed by the Company hereunder) to be immediately due and payable (an “Acceleration”).

Upon the occurrence of an Acceleration, the Company shall deliver to the Holder by wire transfer of immediately available funds an amount in cash equal the sum of (x) the entire outstanding principal amount of this Note, all unpaid interest accrued thereon through the effective date of such Acceleration (the “Acceleration Date”) and all other amounts due under this Note and (y) the EOD Base Payment.

The “EOD Base Payment” shall be determined according to the following formula:

EODB = X ×1.15

For purposes of the foregoing formula:

EODB = the EOD Base Payment

X = the entire outstanding principal amount of this Note, all interest on the outstanding principal amount of this Note due through the Acceleration Date and all other amounts due under this Note.

ARTICLE 6

6.1.       Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery at the address designated in the Purchase Agreement (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The Company shall promptly notify the Holder of this Note of any notices sent or received, or any actions taken with respect to the Other Notes.

6.2.       Governing Law.  This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.

6.3.       Headings.  Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

6.4.       Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach would be inadequate, and agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

6.5.       Enforcement Expenses.  The Company agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

6.6.       Binding Effect.  The obligations of the Company and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

6.7.       Amendments.  No provision of this Note may be modified or amended other than by a written instrument signed by the Company and Holders of a majority of the outstanding principal amount under all of the Notes; provided, however, that no such modification or amendment shall, without the consent of the Holder hereunder, change the stated maturity date of this Note, or reduce the principal amount hereof, or reduce the rate or extend the time of payment of any interest hereon, or reduce any amount payable on redemption or prepayment hereof, or impair or affect the right of the Holder to receive payment of principal (whether in cash or Common Shares) of, and interest on, the Notes or to institute suit for payment thereof, or impair or affect the right of the Holder to receive any other payment provided for under this Note, or modify or amend the definition of “Equity Conditions.”

6.8.       Consent to Jurisdiction.  Each of the Company and the Holder (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Each of the Company and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 6.8 shall affect or limit any right to serve process in any other manner permitted by law. The Company hereby waives any right to trial by jury.

6.9.       Parties in Interest.  This Note shall be binding upon, inure to the benefit of and be enforceable by the Company, the Holder and their respective successors and permitted assigns.

6.10.     Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder, or course of conduct relating hereto, shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

6.11.     Company Waivers.  Except as otherwise specifically provided herein, the Company and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive any rights of set-off, presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

6.12.     Dispute Resolution.  Upon the request of the Holder, the Company shall promptly deliver a notice providing reasonable support for any determination or arithmetic calculation required to be made hereunder, but in no event later than one (1) Business Day thereafter.  In the case of a dispute as to the determination of the Closing Price, the Cash Payment Amount, the Stock Payment Amount, the IA Additional Cash Payment, the number of Advance Shares, the number of True-Up Shares, the IA Non-Stock Base Payment, the Base Payment Amount, the Additional Prepayment Amount, the number of Prepayment Advance Shares, the Base Redemption Amount, the Additional Redemption Amount, the EOD Base Payment or other similar provision or calculation, the Company shall (i) deliver to the Holder the number of Common Shares and/or the amount of cash, as the case may be, resulting from any such determination or calculation that is not disputed  by the parties on the date on which such shares or cash are required to be delivered hereunder and (ii) submit the disputed determinations or arithmetic calculations, within two (2) Business Days of the receipt, or deemed receipt, by either party of notice (which may be written or oral) from the other party that any such determination or calculation is being disputed, to (a) an independent, reputable investment bank selected by the Company and approved by the Holder or (b) to the Company’s independent, outside accountant, as appropriate.  The Company shall use reasonable best efforts to cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.  If the determination or calculation of such investment bank or accountant is the same as that of the Company's determination or calculation (with a permitted variance of up to 5%) then the fees of such investment bank or accountant shall be borne by the Holder.  In all other cases, such fees shall be borne by the Company.

6.13.     Disclosure.  On or prior to delivery of any notice to the Holder in accordance with the terms of this Note, unless the Company has in good faith determined that such notice does not contain any material, nonpublic information relating to the Company or its Subsidiaries, the Company shall publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise.  Unless mutually agreed in writing between the Company and the Holder, the Holder shall be allowed to presume that all notices to be delivered to the Holder pursuant to this Note do not contain any material, nonpublic information relating to the Company or its Subsidiaries.  Without limiting the generality of the foregoing, contemporaneously with the delivery of any notice required to be delivered by the Company pursuant to Section 2, Section 3.3 or Section 5.1 hereof, including, without limitation, any Company Installment Notice, any notice with respect to a Subsequent Equity Conditions Failure, any notice that the Company has cured a Subsequent Equity Conditions Failure, any notice with respect to any prepayment contemplated pursuant to Section 2.4, any Change of Control Notice or any notice with respect to an Event of Default or Acceleration, the Company shall publicly disclose on a Current Report on Form 8-K all information contained in any such notices, including, without limitation, any election with respect to how payments are to be made pursuant to this Note, the number of any Advance Shares, True-Up Shares or any other Common Shares to be delivered pursuant to the terms of this Note, and the amount of any cash to be paid pursuant to the terms of this Note, provided that to the extent a notice relates to a payment in Common Shares that comprise less than 0.25% of the number of Common Shares then outstanding, the Company shall not be obligated to disclose such information on a Current Report on Form 8-K unless the Company determines in good faith that such payment or knowledge of such payment could reasonably be expected to constitute material nonpublic information relating to the Company or its Subsidiaries.

6.14.     Definitions.  The words “herein”, “hereof”, “hereunder” and words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision.  The terms defined in this Note include the plural as well as the singular, and the word “including” shall be deemed to mean “including without limitation.”  All references to a “Section”, unless the context otherwise requires, refer to such parts of this Note.

For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies  of such Person whether by contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or permitted by law to be closed during regular business hours.

“Change in Control Transaction” will be deemed to exist if (i) there occurs any direct or indirect consolidation, merger or other business combination of the Company with or into any other corporation or other person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the existing voting shareholders of the Company prior to such event cease to own 50% or more of the voting stock, or corresponding voting equity interests, of the surviving corporation after such event, (ii) any “person” or “group” (as these terms are used for purposes of Section 13(d) and 14(d) of the Exchange Act) (other than Boris Zingarevich and his Affiliates, so long as he and his Affiliates collectively beneficially own less than 70% of the voting equity securities of the Company) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate voting stock of the Company, (iii) Continuing Directors do not constitute at least a majority  of the members of the Company’s Board of Directors or (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company.

“Closing Price” means, on any particular date, the last trading price per share of the Common Shares on such date on the principal Trading Market on which the Common Shares are then listed, or if there is no such price on such date, then the last bid price on such Trading Market on such date.

“Common Shares” means shares of the Company’s common stock, par value $0.01 per share.

“Contingent Obligations” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Continuing Director” means, on any date, a member of the Board of Directors who (i) was a member of such board on the Issuance Date or (ii) was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

“Daily VWAP” means the daily volume-weighted average price for the Common Shares on the principal Trading Market on which the Common Shares are then listed during the period beginning at 9:30 a.m. (New York time) (or such other time as such Trading Market publicly announces is the official open of trading), and ending at 4:01 p.m. (New York time) (or one minute after such other time as such Trading Market publicly announces is the official close of trading) as reported by Bloomberg Financial Markets through its “Volume at Price” function (subject to adjustment to reflect dividends, (including cash dividends) stock splits, stock combinations or other similar transactions).

“DTC” means The Depository Trust Company.

“Equity Conditions” means that, (1) on each day during the Equity Conditions Measuring Period:  (i) all Common Shares to be issued in connection with the applicable Installment Date (or such other date on or event for which the Equity Conditions are required to be satisfied) shall be eligible for resale by the Holder without restriction and without need for additional registration under any applicable federal or state securities laws, either pursuant to an effective resale registration statement or Rule 144 and if all of the Common Shares to be issued in connection with the applicable Installment Date (or such other date on or event for which the Equity Conditions are required to be satisfied) cannot be freely resold pursuant to Rule 144, the Company shall have no knowledge of any fact that would  reasonably be expected to cause any Registration Statement required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable Securities; (ii) the Common Shares are designated for listing on a Trading Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market have been pending or, to the knowledge of the Company, threatened either (I) by such exchange nor shall there be any Commission or judicial stop trade order or trading suspension stop order or (II) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) there shall not have occurred and be continuing, unless waived by the Holder, either (A) an Event of Default or (B) an event that with the passage of time or giving of notice would constitute an Event of Default; (iv) the Company has not provided any Holder with any non-public information in breach of Section 3.10 of the Purchase Agreement; (v) none of the Registration Statement (as defined in the Purchase Agreement), the Prospectus (as defined in the Purchase Agreement) nor any Registration Statement (as defined in the Registration Rights Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and such Registration Statement and such Prospectus comply with all applicable securities laws as to form and substance; (vi) the Company’s transfer agent for the Common Shares is participating in the DTC Fast Automated Securities Transfer Program; (vii) all Common Shares to be issued in connection with the applicable Installment Date (or such other date on or event for which the Equity Conditions are required to be satisfied) are duly authorized and will be validly issued, fully paid and non-assessable upon issuance and the issuance thereof will not require any further approvals of the Company’s board of directors or shareholders; (viii) no pending, proposed or intended Change of Control Transaction shall have been publicly announced, but not abandoned, terminated or completed prior to the Equity Conditions Measuring Period; (ix) all Common Shares issuable in connection with an Installment Date (or such other date on or event for which the Equity Conditions are required to be satisfied) may be issued in full without violating Section 2.5 or the rules or regulations of any applicable Trading Market, including, without limitation, any listing rule of the NASDAQ Stock Market that would require shareholder approval if the number of Common Shares being issued, when taken together with the number of Common Shares theretofore issued under all of the Notes, exceeds 19.99% of the number of Common Shares outstanding on the Issuance Date and (x) the average trading volume for the Common Shares during the twenty (20) Trading Day period prior to the applicable date of determination is at least 300,000 shares per Trading Day, and (2)(i) with respect to any Advance Date, the arithmetic average of the Daily VWAP for the five Trading Days immediately preceding such Advance Date is at least $2.50 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction after the Issuance Date and on or prior the Advance Date), (ii) with respect to any Prepayment Advance Date, the arithmetic average of the Daily VWAP for the five Trading Days immediately preceding such Prepayment Advance Date is at least $2.50 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction after the Issuance Date and on or prior to the Prepayment Advance Date) and (iii) with respect to any Installment Date, the arithmetic average of the nine lowest Daily VWAPs during the Stock Payment Pricing Period is at least $2.50 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction after the Issuance Date and through the end of such period).

“Equity Conditions Measuring Period” means the period beginning twenty (20) Trading Days prior to the applicable Installment Notice Date (or such other date on or event for which the Equity Conditions are required to be satisfied) and ending on and including the applicable Installment Date (or such other date on or event for which the Equity Conditions are required to be satisfied).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Indebtedness” means without duplication:  (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps or other financial products; (c) all capital lease obligations; (d) all obligations or liabilities secured by a lien or encumbrance on any asset of the Company, irrespective of whether such obligation or liability is assumed; (e) all obligations for the deferred purchase price of assets; (f) all synthetic leases; (g) any obligation guaranteeing (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person; (h) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); and (i) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.

“Initial Installment Date” means April 1, 2011.

“Installment Amount” means, with respect to (a) any Installment Date other than the Maturity Date, an amount equal to 1/10th of the original principal amount of the Notes plus all accrued but unpaid interest under the Notes, including Default Interest (if any), through and including the applicable Installment Date and (b) the Maturity Date, all outstanding principal and interest, including Default Interest (if any) and other amounts due and payable under the Notes.

“Installment Date” means the Initial Installment Date and each January 1, April 1, July 1 and October 1 subsequent to the Initial Installment Date with the final Installment Date being the Maturity Date.  Notwithstanding anything contained in this Note to the contrary and for all purposes hereunder, the Maturity Date shall be deemed to be an Installment Date.

“Issuance Date” means December31, 2010.

“Permitted Indebtedness” means (i) the Indebtedness evidenced by the Notes and the Other Notes, (ii) Permitted Pari Passu Indebtedness, (iii) Permitted Senior Indebtedness and (iv) in the event that, at any time, Think Global AS or Think Technology AS (collectively, “Think”) becomes a “Subsidiary” of the Company, any Indebtedness of Think (“Think Indebtedness”) not to exceed $50,000,000 in the aggregate at any time outstanding, as long as, in any such case, (x) neither the Company nor any of its Subsidiaries (other than Think) is obligated in any respect, whether as guarantor (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) or otherwise, with respect to any Think Indebtedness and (y) no Think Indebtedness is secured by (and no holder of any such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries, even though the Company or the Subsidiary that owns such assets or property has not assumed or become liable for the payment of such Indebtedness; provided, however, that the grant by the Company to holders of Think Indebtedness of the right to exchange such Indebtedness for shares of Common Stock shall not be deemed to constitute an obligation or right described in clause (x) or (y) above, respectively, as long as such right to exchange (I) does not entitle a holder of Think Indebtedness to exchange such Indebtedness for shares of Common Stock at a price per share that is less than $4.00 (subject to adjustment for stock splits, stock dividends and similar events) and (II) cannot be exercised until after the eighteen (18) month anniversary of the date on which such Indebtedness is issued.

“Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 5.1 and (ix) Liens securing Permitted Senior Indebtedness.

“Permitted Pari Passu Indebtedness” means (i) Indebtedness existing on the date hereof that is pari passu in right of payment with the Notes and is set forth in Schedule 6.14, and (ii) Indebtedness in the form of privately placed or registered unsecured convertible notes (or similar instruments), provided, however, that with respect to Indebtedness permitted under this clause (ii), (A) the maturity date of such Indebtedness will be more than 90 days after the Maturity Date of this Note, (B) except as contemplated in the last proviso in Section 4.1(j), such Indebtedness shall not allow, nor shall the Company or any of its Subsidiaries make in respect thereof, any amortization payments, prepayments or other payments with respect to the outstanding principal amount of such Indebtedness on or prior to the date that this Note is paid in full pursuant to the terms of this Note and (C) the outstanding aggregate principal amount of such Indebtedness shall not exceed $15 million disregarding any amounts set forth on Schedule 6.14 under the heading “Permitted Pari Passu Indebtedness”.

“Permitted Senior Indebtedness” means (i) Indebtedness existing on the date hereof that is senior in right of payment to the Notes and set forth in Schedule 6.14, (ii) the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by Company and/or its Subsidiaries under or in connection with any working capital facility to be entered into by the Company and/or its Subsidiaries with one or more financial institutions (and on customary terms and conditions), and as long as the outstanding amount of such Indebtedness pursuant to this clause (ii) does not exceed in the aggregate at any time outstanding the lower of the following: (A) $25,000,000 and (B) the sum of (x) seventy-five percent (75%) of the accounts receivable balance securing such Indebtedness and (y) fifty percent (50%) of the book value of the Company's inventory, as disclosed on the Company's most recent balance sheet prepared in accordance with GAAP and filed pursuant to an annual report on Form 10-K or quarterly report on Form 10-Q, (iii) Indebtedness of the Company or any of its Subsidiaries, in an aggregate amount not to exceed $5,000,000 at any time outstanding, which (x) are capital lease obligations, or (y) is incurred solely to finance the acquisition, construction or improvement of any fixed or capital assets, provided that such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement; and (iv) Indebtedness owing to the U.S. Department of Energy (“DOE”) in connection with the Advanced Technology Vehicle Manufacturing Incentive Program; provided that the aggregate principal amount of such Indebtedness shall not exceed $300,000,000 at any time outstanding.

“Prior Notes” means the 8.25% Senior Notes Due 2013 issued by the Company pursuant to the Securities Purchase Agreement, dated as of September 2, 2010.

“Registration Rights Agreement” shall have the meaning set forth in the Purchase Agreement.

“Required Holders” means, at any time, the holders of at least a majority of the aggregate principal amount of the Notes outstanding at such time.

“Stock Payment Price” means, with respect to any date when any amount under the Notes is due and payable, that price which shall be computed as 91.75% of the arithmetic average of the nine lowest Daily VWAPs of the Common Shares during the Stock Payment Pricing Period.  All such determinations will be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction.

“Stock Payment Pricing Period” means, with respect to any date when any amount under the Notes is due and payable, the twenty (20) Trading Days immediately prior to such date.

“Trading Day” means a day on which the Common Shares are traded on a Trading Market,  or, if a Trading Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares is then traded; provided that “Trading Day” shall not include any day on which the Common Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

“Trading Market” means The New York Stock Exchange, the NASDAQ Stock Market or the NYSE Amex.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

ENER1, INC.

By:
	Name:	Charles Gassenheimer
	Title:	Chief Executive Officer

Signature Page to Note

EXHIBIT A

WIRE INSTRUCTIONS

Payee: _______________________________________________________________________________________

Bank: ________________________________________________________________________________________

Address: ______________________________________________________________________________________

Bank No.: _____________________________________________________________________________________

Account No.: __________________________________________________________________________________

Account Name: ________________________________________________________________________________